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                                                                    Exhibit 23.1

                   Consent of Independent Public Accountants

To the Board of Directors and Stockholders of LTX Corporation:

As independent public accountants, we hereby consent to the use of our report dated August 24, 1999 included in or made part of this Registration Statement and to all references to our Firm included in this Registration Statement.

Arthur Andersen LLP
Boston, Massachusetts
October 13, 1999